Exhibit 99.1

FOR IMMEDIATE RELEASE

VEREIT® Announces Partial Redemption of 6.70% Series F Cumulative Redeemable Preferred Stock and Provides August Rent Collection of 93%

PHOENIX, AZ, August 20, 2020 -- VEREIT, Inc. (NYSE: VER) ("VEREIT") announced today that it intends to redeem 6,000,000 shares of its 6.70% Series F Cumulative Redeemable Preferred Stock (“Series F Preferred Stock”), representing approximately 24.12% of its approximately 24.9 million shares of Series F Preferred Stock outstanding, on September 20, 2020 (the “Redemption Date”) using proceeds from expected dispositions and cash on hand. The shares of Series F Preferred Stock will be redeemed at a redemption price of $25.00 per share, plus accrued and unpaid dividends from September 15, 2020 to, but not including, the Redemption Date in an amount equal to $0.0232639 per share, for total proceeds of $25.0232639 per share (the “Redemption Price”). Payment of the Redemption Price will be made on September 21, 2020, the first business day after the Redemption Date. As previously announced, VEREIT will pay the cash dividend on the Series F Preferred Stock of $0.1395833 for the period from August 15, 2020 through September 14, 2020 to holders of Series F Preferred Stock as of September 1, 2020, which is the record date for such dividend, on September 15, 2020.
Dividends on the shares of Series F Preferred Stock that are to be redeemed will cease to accrue on the Redemption Date. Upon redemption, the redeemed shares of Series F Preferred Stock will no longer be outstanding, and all rights of the holders of such shares will terminate, except the right of the holders to receive the cash payable upon such redemption, without interest.
All shares of Series F Preferred Stock are held in book-entry form and will be redeemed on a pro rata basis from the holders of record of such shares. As specified in the notice of partial redemption, shares of Series F Preferred Stock held in book-entry form through the Depository Trust Company (“DTC”) will be redeemed according to DTC’s procedures and shares of Series F Preferred Stock held through the records of Computershare Trust Company, N.A. (the “Redemption Agent”) will be automatically redeemed by the Redemption Agent. Payment to DTC and the registered holders for the redeemed shares of Series F Preferred Stock will be made by the Redemption Agent.

The address for the Redemption Agent is as follows:

Computershare Trust Company, N.A.
150 Royall Street
Canton, MA 02021
Attn: Corporate Actions
Telephone: (800) 546-5141

Rent Collection Update

As of August 18, 2020, VEREIT had received rent of approximately 93% for August, which includes approximately 2% to be paid in arrears by a Government agency tenant. VEREIT is in ongoing discussions with tenants regarding unpaid rent.

About VEREIT
VEREIT is a full-service real estate operating company which owns and manages one of the largest portfolios of single-tenant commercial properties in the U.S. VEREIT has total real estate investments of $14.7 billion including approximately 3,800 properties and 88.9 million square feet. VEREIT’s business model provides equity capital to creditworthy corporations in return for long-term leases on their properties. VEREIT is a publicly traded Maryland corporation listed on the New York Stock Exchange. VEREIT uses, and intends to continue to use, its Investor Relations website, which can be found at www.VEREIT.com, as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.  Additional information about VEREIT can be found through social media platforms such as Twitter and LinkedIn.

About the Data

Rent collection percentages disclosed are based on contractual rent and recoveries paid by tenants to cover estimated tax, insurance and common area maintenance expenses, including the Company's pro rata share of such amounts related to properties owned by unconsolidated joint ventures. Percentages are calculated using a denominator that reflects pre-COVID-19 rents that has not been adjusted for any rent relief granted. Amounts exclude any tenants in bankruptcy.

Forward-Looking Statements

Information set forth in this press release contains "forward-looking statements" which reflect VEREIT's expectations and projections regarding future events and plans, including statements regarding the redemption of the Series F Preferred Stock and the payment of the Redemption Price with proceeds from expected dispositions and cash on hand. Generally, the words "anticipates," "assumes," "believes," "continues," "could," "estimates," "expects," "goals," "intends," "may," "plans," "projects," "seeks," "should," "targets," "will," variations of such words and similar expressions identify forward-looking statements. These forward-looking statements are based on information currently available and involve a number of known and unknown assumptions and risks, uncertainties and other factors, which may be difficult to predict and beyond VEREIT's control, that could cause actual events and plans or could cause VEREIT's business, financial condition, liquidity and results of operations to differ materially from those expressed or implied in the forward-looking statements. Further, information regarding historical rent collections should not serve as an indication of future rent collections. These factors include the risks and uncertainties detailed from time to time in VEREIT’s filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC's website at www.sec.gov. VEREIT disclaims any obligation to publicly update or revise any forward-looking statements contained in this press release whether as a result of changes in underlying assumptions or factors, new information, future events or otherwise, except as required by law.

Media Contact
Parke Chapman
Rubenstein Associates
212.843.8489 | PChapman@Rubenstein.com

Investor Contact
Bonni Rosen, Senior Vice President, Investor Relations
VEREIT
877.405.2653 | BRosen@VEREIT.com